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                                  EXHIBIT 2(d)

            CONSENT TO ASSIGNMENT DATED JUNE 19, 1996 BY AND BETWEEN
         FERRARA FOOD AND CONFECTIONS, INC., FERRARA FOOD COMPANY, INC.
                      AND COLAVITA PASTA & OLIVE OIL CORP.
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                             Consent to Assignment

        Consent to Assignment of License dated July 1, 1991 as amended as of September 30, 1993, between Ferrara Foods and Confections, Inc. as Licensor, and Ferrara Food Company, Inc., ("Original Licensee") as Licensee (the "License") to Colavita Pasta & Olive Oil Corp. ("Colavita").

        1. Ferrara Foods and Confections, Inc. ("Licensor") hereby consents to an Assignment by Original Licensee of all its right, title and interest in the License to Colavita subject to the terms and conditions of this instrument of Consent. Licensor's consent to this Assignment is not, and shall not be construed as a waiver of any of the terms of the License and Licensor hereby reserves any and all of its rights under the License and does not intend hereby to release the Original Licensee from any obligations under the License.

        2. Colavita shall execute an agreement whereby Colavita assumes and agrees to be bound by all of the provisions of the License and to perform all of the obligations of Licensee thereunder from the date of closing forward. Colavita shall not assume any liabilities owed by Original Licensee to Licensor, whether such liabilities are presently due or deferred, except as expressly provided in the Assignment.


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        3. Notwithstanding the Assignment, the Original Licensee shall remain fully liable for all sums due under the License and for the performance of all the other obligations of Licensee contained in the License and any future amendments thereto. Any act or omission of Colavita that violates the License shall be deemed a violation of the License by the Original Licensee.

        4. This Consent shall not be construed as a consent by Licensor to, or as permitting, any other or further Assignment by either Original Licensee or Colavita. Notwithstanding anything contained in the License, Assignment and/or this Consent to the contrary, Colavita shall not, without the prior written consent of Licensor in each instance, assign the License or this Consent, or any part thereof.

        5. The Original Licensee and Colavita agree that Licensor is not responsible for the payment of any brokerage commissions, or finder's fees or similar charges of any nature in connection with this transaction and they each jointly and severally agree to indemnify and hold Licensor harmless from and against any claims liability, losses or expenses, including reasonable attorneys fees incurred by Licensor in connection with any claims for a commission by any broker or agent in connection with this transaction.


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        6. Original Licensee and Colavita agree that (i) a fully executed copy of the Assignment has been furnished to Licensor (ii) Licensor is not a party to the Assignment and is not bound by the provisions thereof, (iii) Licensor has not, and will not, review or pass upon any of the provisions of the Assignment, and (iv) the License will not be modified or amended in any way without the prior written consent of Licensor. Nothing herein contained shall be construed as a consent to, or approval or satisfaction by Licensor of any of the provisions of the Assignment but is merely a consent to the act of Assigning by Original Licensee to Colavita.

        7. The Original Licensee shall discontinue the use of the "Ferrara" trademark on all products manufactured or sold by them except for products manufactured for and sold to Colavita for distribution under the License.

        8. The Original Licensee shall, at their sole cost and expense, take all steps reasonably necessary to discontinue the use of the Ferrara name including the changing of the corporate name at or before the next annual meeting.


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        9. This Consent May not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

        10. Original Licensee and Colavita represent and warrant to Licensor that no compensation or consideration of any kind other than as set forth in the Assignment has been, or will be, paid by Colavita to Original Licensee in connection with the Assignment.

        11. This Consent shall not be binding upon Licensor unless and until it is signed by Licensor.

        12. This Consent is conditioned upon Original Licensee delivering to Licensor (i) a duplicate original of the Assignment and


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        IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the 19th day of June, 1996.

                                       FERRARA FOODS & CONFECTIONS, INC.

                                       By: /s/ Alfred Lepore, Pres.
                                           -------------------------------

                                       FERRARA FOOD COMPANY, INC.
                                       ORIGINAL LICENSEE

                                       By:
                                           /s/ E. Marfuggi
                                           -------------------------------

                                       COLAVITA PASTA & OLIVE OIL CORP.

                                       By:
                                           /s/ John J. Profaci
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